Exhibit 99.1

Chaparral Steel Company Initiates Quarterly Cash Dividend and Authorizes Stock Repurchase Program

          MIDLOTHIAN, Texas, Oct. 11 /PRNewswire-FirstCall/ -- Chaparral Steel Company (Nasdaq: CHAP) today announced that its Board of Directors has authorized the initiation of a $0.10 per common share quarterly cash dividend and the repurchase of up to $100 million of the Company’s common stock from time to time. The initial quarterly dividend will be payable on November 15, 2006 to shareholders of record on November 1, 2006.

          “Based on our strong cash flow, and our optimism for our business and industry, we believe this is an ideal time to begin returning capital to our shareholders in the form of a quarterly cash dividend,” stated Tommy A. Valenta, President and Chief Executive Officer.

          The share repurchase program will be undertaken through open market and privately negotiated transactions in accordance with applicable federal securities laws.  The timing and amount of any repurchases will be determined by the Company based on a variety of factors including share price, market conditions, other capital allocation alternatives, corporate and regulatory requirements, capital availability, and other factors. The new share repurchase program does not require the Company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the Company at any time without prior notice.

          Certain Statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, changes in the costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currency valuations and regulatory and statutory changes, which are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC.

          Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. Chaparral is also a significant supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at http://www.chapusa.com .

          For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.

SOURCE  Chaparral Steel Company
          -0-                                             10/11/2006
          /CONTACT:  Cary D. Baetz, +1-972-779-1032, or Terresa Van Horn, +1-972-779-1033, both of Chaparral Steel Company/
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          /Web site:  http://www.chapusa.com /
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